EXHIBIT 5.1

March 15, 2004

C 03896-00023

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

Re:    Registration Statement on Form S-3

         Atmos Energy Corporation

Ladies and Gentlemen:

As counsel for Atmos Energy Corporation (the “Company”), we are familiar with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof, with respect to the offering and issuance from time to time by the Company of up to 2,000,000 shares of its Common Stock, no par value per share (the “Common Stock”).

For the purpose of rendering this opinion, we have made such factual and legal examination as we deem necessary under the circumstances, and in that connection we have examined, among other things, originals or copies of the following:

(1)	the Restated Articles of Incorporation of the Company, as amended to date;

(2)	the Amended and Restated Bylaws of the Company, as amended to date; and

(3)	such records of the corporate proceedings of the Company, such certificates and assurances from public officials, officers and representatives of the Company, and such other documents as we have considered necessary or appropriate for the purpose of rendering this opinion.

Atmos Energy Corporation

March 15, 2004

In rendering this opinion, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

On the basis of the foregoing examination and assumptions, and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that when shares of Common Stock shall have been issued and sold within the limits and as described in the Registration Statement and in a manner contemplated in the Registration Statement, including the prospectus contained therein, such shares of Common Stock will be validly issued, fully paid and nonassessable.

The opinions set forth herein are subject to the following qualifications and limitations:

A. The effectiveness of the Registration Statement under the Act will not have been terminated or rescinded.

B. We render no opinion herein as to matters involving the laws of any jurisdiction other than (i) the Federal laws of the United States of America and (ii) the laws of the State of Texas. This opinion is limited to the effect of the foregoing laws as they presently exist. We express no opinion as to the effect of the laws of the Commonwealth of Virginia on any such issuance, payment and nonassessability of the Common Stock. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof.

This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/    Gibson, Dunn & Crutcher LLP